UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2010 (November 26, 2010)

UNILIFE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Lowther Road, Lewisberry, Pennsylvania	17339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 938-9323

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 26, 2010, Unilife Corporation, a Delaware corporation (the “Company”), entered into certain securities subscription agreements (the “Subscription Agreements”) separately with a number of sophisticated and professional investors in Australia for the private placement of an aggregate of approximately 27.20 million of our CHESS Depositary Interests (the “CDIs”, each representing an interest in one sixth of a share of our common stock) (the “Private Placement”). An aggregate of A$23.1 million (US$22.4 million) was raised in the Private Placement and the issue price of the CDIs was A$0.85 per CDI (equivalent to A$5.10 per share of our common stock).

In conjunction with the Private Placement, the Company also agreed to enter into certain option agreements (the “Option Agreements”) with the investors who receive CDIs under the Private Placement. Pursuant to the Option Agreements and the Subscription Agreements, for every twenty four CDIs issued in the Private Placement, each investor will receive, for no additional consideration, an option to purchase one share of our common stock (or equivalent CDIs) at an exercise price of A$7.50 per share (equivalent to A$1.25 per CDI) (“Tranche 1 Options”) and an option to purchase one share of our common stock (or equivalent CDIs) at an exercise price of A$12.00 per share (equivalent to A$2.00 per CDI) (“Tranche 2 Options”). Both Tranche 1 Options and Tranche 2 Options will be exercisable from the date which is six months after their date of grant until the third anniversary of the date of grant.

A press release announcing the Private Placement and the SPP (as defined in Item 7.01 below) is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities

(a) Pursuant to the Subscription Agreements and the Option Agreements, the Company has agreed to issue approximately 27.20 million CDIs (equivalent to approximately 4.53 million of our shares of common stock), approximately 1.13 million Tranche 1 Options and approximately 1.13 million Tranche 2 Options, to the investors party thereto for aggregate gross proceeds of A$23.1 million (US$22.4 million). Such issuances were made in offshore transactions in reliance upon the exemption from registration afforded by Rule 903 of Regulation S, as promulgated by the SEC under the Securities Act.

In order to comply with the requirements of Regulation S, investors may not re-sell any CDIs issued in the Private Placement or SPP, Tranche 1 Options or Tranche 2 Options (or underlying securities) into the U.S. or to a U.S. person for a period of six months after the date of issue of the securities unless the re-sale of the securities is registered under the U.S. Securities Act or an exemption is available.

Accordingly, in order to enforce the above transfer restrictions whilst ensuring that stockholders can still trade their CDIs on the Australian Securities Exchange (“ASX”), the Company has requested that all of its CDIs bear a “FOR US” designation on ASX with effect from December 3, 2010. As a result of the imposition of the “FOR US” designation, all stockholders of the Company will be restricted from selling their CDIs on ASX to U.S. persons. The FOR US designation will remain in place until six months after the allotment of the CDIs under the SPP, which is expected to occur on or around December 31, 2010. During this period, existing stockholders will still be able to elect to convert existing CDIs acquired prior to December 3, 2010 into shares of common stock and trade on Nasdaq. However, if investors acquire CDIs under the Private Placement or SPP, or acquire CDIs on market after December 3, 2010 and elect to convert any such CDIs into shares of common stock, they will receive restricted securities which would not be tradable on Nasdaq for this six month period,

(b) Separately, on December 2, 2010, the Company issued a warrant to Keystone Redevelopment Group, LLC for it to purchase up to 375,000 shares of our common stock at an exercise price of $5.30 per share and a warrant to L2 Architecture for it to purchase up to 225,000 shares of our common stock at an exercise price of $5.30 per share. Keystone and L2 are the developer and architect, respectively, for the development of our new headquarters and manufacturing facility in Pennsylvania. The warrants were issued as part of the consideration for their respective services and have a term of five years. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 7.01 Regulation FD Disclosure.

In conjunction with the Private Placement, the Company announced that it intends to offer the Company’s stockholders with a registered address in Australia and New Zealand (“Eligible Stockholders”) with the opportunity to participate in a Share Purchase Plan (“SPP”) to raise up to A$7 million (or such greater amount as the Board of Directors of the Company may determine). The SPP will be priced at A$0.85 per CDI (equivalent to A$5.10 per share of our common stock), being the same issue price as the CDIs offered under the Private Placement. Under the SPP, Eligible Stockholders may apply for our CDIs up to a maximum of A$15,000 per Eligible Stockholder. The documentation for the SPP will be made available in the ensuing weeks.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Subscription Agreement (the Company entered into separate Subscription Agreements with the investors in substantially the same form set forth in Exhibit 10.1).

10.2	Form of Option Agreement (the Company entered into separate Option Agreements with the investors in substantially the same form set forth in Exhibit 10.2).

99.1	Press release dated November 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date:	December 2, 2010	By:	/s/ Alan Shortall

Alan Shortall Chief Executive Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

10.1	Form of Subscription Agreement (the Company entered into separate Subscription Agreements with the investors in substantially the same form set forth in Exhibit 10.1).
10.2	Form of Option Agreement (the Company entered into separate Option Agreements with the investors in substantially the same form set forth in Exhibit 10.2).
99.1	Press release dated November 29, 2010.